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                                                                      Exhibit 99


                                                              KOGER EQUITY, INC.
                                                     8880 Freedom Crossing Trail
                                                     Jacksonville, Florida 32256
                                                                  (904) 732-1000


[KOGER LOGO]

                                                                            NEWS

FOR IMMEDIATE RELEASE
October 19, 2000
Contact:  Andrea Knibbs 954.428.4477

FL-KOGER EQUITY-KE
KOGER EQUITY TO MANAGE CROCKER REALTY TRUST PROPERTIES;
RELOCATE ADMINISTRATIVE  FUNCTIONS TO BOCA RATON

         JACKSONVILLE, FLA. - Koger Equity, Inc. (NYSE:KE) and Crocker Realty Trust today announced they have reached an agreement providing for Koger Equity to take on management of the 6.1 million-square-foot portfolio of Crocker Realty Trust. The agreement is subject to documentation.

         Crocker Realty Trust, a privately held real estate investment trust headquartered in Boca Raton, Fla. owns 127 office properties in six southeast U.S. states. The Company was founded by Thomas J. Crocker, who is now chief executive officer of Koger Equity, a post he assumed last March.

         Crocker said Koger Equity now will have management responsibility for more than 20 million square feet total, and is positioned to capture the operational efficiency and economies of scale crucial in a highly competitive market. Koger Equity's own portfolio in 15 Southeastern and Southwestern cities encompasses 10.6 million square feet of properties owned by the company, and an additional 4 million square feet currently under management.

         Concurrent with the management agreement, Crocker said Koger Equity will relocate certain executive offices, and its accounting and human resources functions to Boca Raton. Crocker said the decision reflects the need to upgrade the company's infrastructure in the administrative and accounting areas, and the opportunity to tap a pool of experienced real estate accounting personnel in Boca Raton. In June, Koger Equity implemented a management reorganization involving four new vice presidents -- with two based in Boca Raton, another in Atlanta, and the fourth in Jacksonville.

         Koger Equity will continue to maintain executive offices in Jacksonville, where its chairman, Victor Hughes, and Senior Vice President Bryan Howell are officed, as are the firm's marketing and construction management functions.

         Koger Equity specializes in developing, owning and operating state-of-the-art suburban office parks under the "Koger Center" brand name. The Company owns 22 suburban office parks and four office buildings. For more information on Koger Equity (NYSE:KE), contact the Company at 904 732-1000, or visit its Web site at www.koger.com.

                                      # # #

The foregoing message contains forward-looking statements. The actual results of operations could differ materially from those projected because of factors affecting the financial markets, reactions of the Company's existing and prospective investors, the ability of the Company to implement the management reorganization, acceptance of the management reorganization by the Company's employees, contractors, tenants and others, the ability of the Company to identify and execute development projects and acquisition opportunities, the ability of the Company to renew and enter into new leases on favorable terms, and other risk factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Cautionary Statement Relevant to Forward-Looking Information for Purpose of the `Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995" in the Company's Annual Report on Form 10-K/A for the Fiscal Year Ended December 31, 1999.